Exhibit B

Execution version

NORMAN ACQUISITION

Share Purchase
Agreement

Dated 27 June 2008

The parties listed in schedule 1.1

Sequel Limited

Telstra Holdings Pty Ltd

Mallesons Stephen Jaques
37th Floor Two International Finance Centre
8 Finance Street
Central Hong Kong
T +852 3443 1000
F +852 3443 1299
www.mallesons.com

Share Purchase Agreement

Contents

Details		1

General terms		2

1	Interpretation	2

1.1	Definitions	2
1.2	References to certain general terms	11
1.3	Next day	13
1.4	Next Business Day	13
1.5	Headings	13

2	Sale and purchase of Shares	13

2.1	Sale and purchase	13
2.2	Free from Encumbrance	13
2.3	More than one seller	13

3	Interconditionality	14

4	Completion	15

4.1	Time and place of Completion	15
4.2	Sellers’ obligations	15
4.3	Buyer’s obligations	17
4.4	Seals and chops	17
4.5	Best efforts	17

5	Payment of the Purchase Price	18

5.1	Payment on Completion	18
5.2	Accounts and Calculation Statement	18
5.3	Calculation of Second Instalment Cash Amount	18
5.4	Resolution of disputes on Accounts and Second Instalment Cash Amount	19
5.5	Payment of Second Instalment Cash Amount	20
5.6	Breach of Shareholders Agreement or Structure Contracts	20
5.7	SI Unagreed WI Claim	20
5.8	Method of payment	21
5.9	Reduction in Purchase Price	21

6	Default	21

6.1	Failure by a party to Complete	21
6.2	Specific performance or termination	21
6.3	Termination of agreement	21

7	Power of attorney	22

7.1	Seller appoints Buyer as attorney	22
7.2	Buyer appoints Sellers Representative as attorney	22

8	Confidential Information	23

8.1	Confidential information	23
8.2	Disclosure of Confidential Information	23

© Mallesons Stephen Jaques	Share Purchase Agreement	1

8.3	Use of Confidential Information	24
8.4	Buyer and Telstra not to use Sellers’ Confidential Information if purchase does not proceed	24
8.5	Excluded Information	24
8.6	Use and disclosure of information which is confidential to Group Member from Completion	24

9	Announcements	24

9.1	Public announcements	24
9.2	Public announcements required by Law	24

10	Costs	25

11	Notices and other communications	25

11.1	Recipient	25
11.2	Form	25
11.3	Delivery	25
11.4	When effective	27
11.5	When taken to be received	27
11.6	Receipt outside business hours	27

12	Dispute Resolution and Arbitration	28

12.1	Reasonable endeavours	28
12.2	Meeting	28
12.3	Reference to arbitration	28
12.4	Arbitration rules	28
12.5	Language of proceedings	28
12.6	Place of arbitration	28
12.7	Constitution of the arbitral tribunal	28
12.8	Qualifications of arbitrators	29
12.9	Arbitration award to be final and binding	29
12.10	Enforcement of arbitration awards	29

13	Assignment	29

14	Miscellaneous	29

14.1	Grossing-up of Payments	29
14.2	No warranties	30
14.3	Conversion	30
14.4	Discretion in exercising rights	30
14.5	Partial exercising of rights	30
14.6	No liability for loss	31
14.7	Approvals and consents	31
14.8	Conflict of interest	31
14.9	Remedies cumulative	31
14.10	Rights and obligations are unaffected	31
14.11	Variation and waiver	31
14.12	No merger	31
14.13	Indemnities	31
14.14	Further steps	31
14.15	Entire agreement	32
14.16	Construction	32

© Mallesons Stephen Jaques	Share Purchase Agreement	2

15	Governing Law, jurisdiction and service of process	32

15.1	Governing Law	32
15.2	Serving documents	32
15.3	Appointment of Process Agent	32

16	Counterparts	33

Schedule 1.1 - Sellers’ details		34

Schedule 2.3 - Sellers, Shares and the Consideration		35

Schedule 4.2 - Subsidiaries and Licence Companies		36

Schedule 4.2(c) - Legal Opinions		38

Schedule 4.2(d) - Seals and chops		39

Schedule 5 - EBITDA		41

Schedule 5.3(b) - Worked Examples (Second Instalment Cash Amount)		42

Schedule 17.1(d) - Worked Examples (Grossing-up of Payments)		45

Schedule 17.2 - Spot Rate		46

Signing page		i

© Mallesons Stephen Jaques	Share Purchase Agreement	3

Share Purchase Agreement

Details

Parties	Sellers, Buyer and Telstra

Sellers	Name	The persons listed in schedule 1.1

	Address	As set out in schedule 1.1.

	Fax	As set out in schedule 1.1.

Buyer	Name	Sequel Limited

	Incorporated in	Cayman Islands

Telstra	Name	Telstra Holdings Pty Ltd

	Incorporated in	Australia

Recitals	A	Norstar Advertising Media Holdings Limited (Company Number MC 160899) is a company incorporated in the Cayman Islands and has its registered office at the offices of M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (“Norman Company”).

	B	The Norman Company has issued 12,621,258 shares at a par value of US$0.0001, comprising:

	(a)	10,164,077 ordinary shares;

	(b)	2,384,237 Series A-1 Convertible Preferred Shares; and

	(c)	72,945 Series A-2 Convertible Preferred Shares, each with the rights and obligations as set out in the Articles.

	C	The Sellers are the registered holders and beneficial owners of the Shares (in aggregate being the entire issued share capital of the Norman Company) as set out in columns 2 of schedule 2.3.

	D	The Sellers have agreed to sell, and the Buyer has agreed to buy, the Shares on the terms of this deed.

Governing law	Hong Kong

Date of agreement	See Signing page

© Mallesons Stephen Jaques	Share Purchase Agreement	1

Share Purchase Agreement

General terms

1	Interpretation

1.1	Definitions

These meanings apply unless the contrary intention appears.

Accounting Standards means the International Financial Reporting Standards from time to time.

Accounts means the financial statements for the Group for the year ended 31 December 2008.

Action means an action, dispute, Claim, demand, investigation, inquiry, prosecution, litigation, proceeding, arbitration, mediation, or dispute resolution.

Actual EBITDA means the aggregate of the EBITDA for the Group for the financial year ending 31 December 2008 derived from the Accounts.

Actual Revenue means the aggregate of the actual total Revenue for the Group for the financial year ending 31 December 2008 derived from the Accounts.

Agreed WI Claim means any WI Claim which has been resolved by:

(a)	a Seller or a Warrantor (as the case may be) and the WI Recipients agreeing the amount due to the Indemnified Parties (as defined in the Norman Warranty Deed) in respect of such WI Claim; or

(b)	an arbitral tribunal constituted pursuant to clause 12.7 (“Constitution of the arbitral tribunal”) making a final arbitral award in respect of the subject matter of the WI Claim or, otherwise, a court of competent jurisdiction making a final order in respect of the subject matter of the WI Claim.

Andy Company means Cheerbright International Holdings Limited (Company Number 1032737), a company incorporated in the British Virgin Islands and having its registered office at P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands.

Andy/Peter Acquisition means the acquisition of all the shares in the Andy Company and the Peter Company by the Buyer.

Articles means the articles of association of the Norman Company.

Associate, in relation to a person, means:

(a)	the spouse, or any minor child (natural or adopted) or minor stepchild, of the person;

© Mallesons Stephen Jaques	Share Purchase Agreement	2

(b)	any corporation of which the person is a director;

(c)	any employee or partner of the person;

(d)	the trustee of a trust of which the person, his spouse, minor child (natural or adopted) or minor step-child, is a beneficiary or a discretionary object;

(e)	another person in accordance with whose directions or instructions the person is accustomed or obliged to act;

(f)	another person accustomed or obliged to act in accordance with the directions or instructions of the person;

(g)	a corporation in accordance with the directions or instructions of which, or the directions or instructions of the directors of which, the person is accustomed or obliged to act;

(h)	a corporation which is, or the directors of which arc, accustomed or obliged to act in accordance with the directions or instructions of the person;

(i)	a corporation at general meetings of which the person, either alone or together with another, is directly or indirectly entitled to exercise or control the exercise of 33% or more of the voting power;

(j)	a corporation of which the person controls the composition of the board of directors;

(k)	where the person is a corporation:

(i)	each of its directors and its related corporations and each director or employee of any of its related corporations; and

(ii)	a pension fund, provident fund or employee share scheme of the corporation or of a related corporation of the corporation;

(l)	without limiting the circumstances in which paragraphs (a) to (k) apply, in circumstances concerning the securities of or other interest in a corporation, or rights arising out of the holding of such securities or such interest, any other person with whom the person has an agreement or arrangement:

(i)	with respect to the acquisition, holding or disposal of such securities or such interest; or

(ii)	under which they undertake to act together in exercising their voting power at general meetings of the corporation.

Authorised Officer means, in respect of a party, a director or secretary of the party or any other person appointed by a party to act as an Authorised Officer under this deed.

© Mallesons Stephen Jaques	Share Purchase Agreement	3

Business Day means a day other than a Saturday, Sunday or public holiday in New York, Hong Kong, Sydney or Beijing or a day on which there is a public warning in Hong Kong of a typhoon signal 8 or greater.

Buyer means Sequel Limited, a company incorporated in the Cayman Islands.

Calculation Statement means a statement setting out Actual EBITDA, the Actual Revenue and the Second Instalment Cash Amount calculated in accordance with clause 5.3 (“Calculation of Second Instalment Cash Amount”)

Claim includes any allegation, debt, cause of action, Liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent, whether at Law, in equity, under statute or otherwise.

Completion means completion of the sale and purchase of the Shares in accordance with clause 4 (“Completion”) and Complete has a corresponding meaning.

Completion Date means the date of this deed, or any other date agreed by the parties.

Confidential Information means all Information disclosed to the Receiving Party or any Related Body Corporate or Representative of the Receiving Party, under or in connection with this deed, including:

(a)	information which, either orally or in writing, is designated or indicated as being the proprietary or confidential information of the Disclosing Party or any of its Related Bodies Corporate; and

(b)	information derived or produced partly or wholly from the Information including any calculation, conclusion, summary or computer modelling; and

(c)	information which is capable of protection at Law or equity as confidential information,

whether the Information was disclosed:

(d)	orally, in writing or in electronic or machine readable form;

(e)	before, on or after the date of this deed;

(f)	as a result of discussions between the parties concerning or arising out of the acquisition of the Shares; or

(g)	by the Disclosing Party or any of its Representatives, any of its Related Bodies Corporate, any Representatives of its Related Bodies Corporate or by any third person.

Consideration Shares means the number of shares in the capital of the Buyer set out next to the name of each Seller in column 3 of schedule 2.3.

© Mallesons Stephen Jaques	Share Purchase Agreement	4

Details means the section of this deed headed “Details”.

Disclosing Party means the party disclosing Confidential Information.

Dispute has the meaning given to it in clause 12.4 (“Arbitration rules”).

EBITDA means earnings before interest, tax, depreciation and amortisation determined in accordance with schedule 5.

Encumbrance means any:

(a)	security for the payment of money or performance of obligations, including a mortgage, charge, Hen, pledge, trust, power, title retention or flawed deposit arrangement; or

(b)	right, interest or arrangement which has the effect of giving another person a preference, priority or advantage over creditors including any right of set-off; or

(c)	right that a person (other than the owner) has to remove something from land (known as a profit a pendre), easement, public right of way, restrictive or positive covenant, lease, or licence to use or occupy; or

(d)	third party right or interest or any right arising as a consequence of the enforcement of a judgment,

or any agreement to create any of them or allow them to exist.

Excluded Information means Confidential Information which:

(a)	is in or becomes part of the public domain other than through breach of this deed or an obligation of confidence owed to the Disclosing Party or any Related Body Corporate of the Disclosing Party;

(b)	the Receiving party can prove by contemporaneous written documentation, was already known to it at the time of disclosure by the Disclosing Party or its Related Bodies Corporate or Representatives (unless such knowledge arose from disclosure of information in breach of an obligation of confidentiality); or

(c)	the Receiving Party acquires from a source other than the Disclosing Party or any Related Body Corporate or Representative of the Disclosing Party where such source is entitled to disclose it.

First Instalment Cash Amount means in aggregate for all Sellers the US Dollar Equivalent of RMB329,340,000 and in respect of each Seller, the US Dollar Equivalent of the amount set out next to the name of each Seller in column 4 of schedule 2.3.

Forecast EBITDA means the aggregate of the forecast EBITDA for the Group for the financial year ending 31 December 2008, being RMB54,263,000.

Forecast Revenue means the aggregate of forecast Revenue for the Group for the financial year ending 31 December 2008, being RMB180,054,000.

© Mallesons Stephen Jaques	Share Purchase Agreement	5

Government Agency means any national, provincial, municipal or local government, governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity and includes any other person authorised by Law to give consents, or impose requirements.

Group means Norman Company, the Norman Subsidiaries and the Licence Companies.

Group Member means any member of the Group.

HKIAC means Hong Kong International Arbitration Centre.

Hong Kong means the Hong Kong Special Administrative Region of the PRC.

Indemnitee has the meaning given in clause 14.1(b).

Independent Auditor means the auditor of the Group appointed in accordance with the Shareholders Agreement.

Independent Expert means the person appointed as expert jointly by the Sellers Representative and the Buyer or if they do not agree on the person to be appointed within seven days of one party requesting appointment, the accountant appointed by the President of the Hong Kong Institute of Certified Public Accountants at the request of either the Sellers Representative or the Buyer.

Information means all information, regardless of its Material Form, relating to or developed in connection with:

(a)	the business, technology or other affairs of the Disclosing Party or any Related Body Corporate of the Disclosing Party; or

(b)	any systems, technology, ideas, concepts, know-how, techniques, designs, specifications, blueprints, tracings, diagrams, models, functions, capabilities and designs (including computer software, manufacturing processes or other information embodied in drawings or specifications), intellectual property or any other information which is marked “confidential” or is otherwise indicated to be subject to an obligation of confidence owned or used by or licensed to the Disclosing Party or a Related Body Corporate of the Disclosing Party.

Lansong & Li means Lansong & Li Limited, a company incorporated in the British Virgin Islands.

Lansong & Li Restructure means the transaction or series of transactions that resulted in:

(a)	Lansong & Li directly holding all of the shares in the Norman Company that were previously held by Lan Jiang, Song Gang and Li Dongsheng; and

(b)	Lansong & Li being wholly-owned by Lan Jiang, Song Gang and Li Dongsheng.

© Mallesons Stephen Jaques	Share Purchase Agreement	6

Law includes:

(a)	any law, regulation, authorisation, ruling, judgment, order or decree of any Government Agency;

(b)	any statute, regulation, proclamation, ordinance or by-law in:

(i)	Hong Kong;

(ii)	the PRC; or

(iii)	any other jurisdiction; and

(c)	any notice or guidance issued by any Government Agency in relation to the interpretation or application of the foregoing.

Liability means any liability or obligation (whether actual, contingent or prospective), including for any Loss irrespective of when the acts, events or things giving rise to the liability occurred.

Licence Companies means the companies specified in Part B of schedule 4.2.

Loss means all damage, loss, cost and expense (including legal costs and expenses of whatsoever nature or description).

Material Form includes any form (whether visible or not) of storage from which reproductions can be made.

Maximum Cash Amount means the aggregate of the cash amounts set out next to the name of each Seller in column 6 of schedule 2.3, being RMB548,900,000.

Maximum SI Amount means the aggregate of the cash amounts set out next to the name of each Seller in column 5 of schedule 2.3, being RMB219,560,000.

Memorandum means the memorandum of association of the Norman Company.

Norman Acquisition means the acquisition of Shares by the Buyer pursuant to this deed.

Norman Company means Norstar Advertising Media Holdings Limited (Company Number MC 160899), a company incorporated in the Cayman Islands and having its registered office at the offices of M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

Norman Guarantee and Indemnity Deed means the deed of guarantee and indemnity entered into by the Norman Guarantors (as defined in the Norman Guarantee and Indemnity Deed) in favour of, amongst others, the Buyer and Telstra, on or about the date of this deed.

© Mallesons Stephen Jaques	Share Purchase Agreement	7

Norman Management Agreements means the management agreements for Wang Chao, Song Gang and Gao Yongguang in a form satisfactory to the Buyer.

Norman Subsidiaries means any subsidiaries of Norman Company including all of the bodies corporate described in Part A of schedule 4.2 and Norman Subsidiary means any one of those bodies corporate.

Norman Tax Deed means the Tax Deed of Covenant entered into between the Buyer, the Sellers and Norman Company on or about the date of this deed.

Norman Transaction Documents means:

(a)	this deed;

(b)	the Norman Warranty Deed;

(c)	the Norman Guarantee and Indemnity Deed;

(d)	the Norman Tax Deed;

(e)	the Norman Management Agreements;

(f)	the Telstra Guarantee;

(g)	the Shareholders Agreement;

(h)	the Subscription Agreement; and

(i)	the P Notes.

Norman Warranty Deed means the warranty deed entered into among Telstra, the Buyer, the Warrantors and the Sellers on or about the date of this deed in connection with the Norman Acquisition.

Orchid Sellers means the Sellers identified in the first three rows of Schedule 1.1.

Orchid Transaction Documents means all documents in respect of, or in relation to, the investment by the Orchid Sellers in Norman Company.

P Notes has the meaning given in the Subscription Agreement.

Payee has the meaning given in clause 14.1(b).

Peter Company means China Topside Limited (Company Number 1033259), a company incorporated in the British Virgin Islands and having its registered office at P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands.

PRC means the People’s Republic of China and for the purposes of this deed, excludes Hong Kong, Macau Special Administrative Region and Taiwan.

PRC Subsidiary means a Group Member that is a PRC company.

© Mallesons Stephen Jaques	Share Purchase Agreement	8

Process Agent has the meaning given in clause 15.3.

Purchase Price means the aggregate consideration payable for the Shares calculated in accordance with this deed, which comprises:

(a)	the First Instalment Cash Amount;

(b)	the Consideration Shares; and

(c)	the Second Instalment Cash Amount,

less any reduction pursuant to this deed.

Rate Calculation Date means, save as otherwise provided in this deed, the date three Business Days before the date on which a payment or an assessment is to be made.

Receiving Party means the recipient of Confidential Information.

Records means originals and copies, in any Material Form of all books, files, reports, records, correspondence, documents and other material of or relating to or used in connection with the Group and includes:

(a)	minute books, statutory books and registers, books of account and copies of taxation returns;

(b)	sales literature, market research reports, brochures and other promotional material (including printing blocks, negatives, sound tracks and associated material);

(c)	all sales and purchasing records, contracts, designs and working papers;

(d)	spreadsheets, financial models and other business, financial or technical tools, records and documents;

(e)	all trading and financial records; and

(f)	lists of all regular suppliers and customers.

Reference Dealers means four leading dealers engaged in the foreign exchange market of the relevant currency selected by the Spot Rate Body.

Related Body Corporate means in respect of a body corporate:

(a)	a holding company of that body corporate;

(b)	a subsidiary of that body corporate; or

(c)	a subsidiary of a holding company of that body corporate.

Relevant Portion means that percentage set out next to each Seller in column 7 of schedule 2.3.

© Mallesons Stephen Jaques	Share Purchase Agreement	9

Representative of a party includes an employee, agent, officer, director, auditor, adviser, partner, Associate, consultant, joint venturer or sub-contractor of that party or of a Related Body Corporate of that party.

Restructure Plan has the meaning given in the Shareholders Agreement.

Revenue means revenue determined in accordance with the Accounting Standards.

Second Instalment Cash Amount has the meaning given to it in clause 5.3 (“Calculation of Second Instalment Cash Amount”).

Second Instalment Payment Date means the date on which the payment of the Second Instalment Cash Amount is made pursuant to clause 5.5 (“Payment of Second Instalment Cash Amount”).

Sellers means the persons set out in column 1 of schedule 1.1 and Seller means any one of them.

Sellers Representative has the meaning given to the term “Norman Representative” in the Shareholders Agreement.

Shareholders Agreement means the shareholders agreement relating to the shareholdings in the Buyer entered into between, amongst others, Telstra, the Sellers and the vendors of the shares in Andy Company and Peter Company on or after the date of this deed.

Shares means the issued shares in the capital in Norman Company agreed to be sold under this deed and Share means any one of those shares.

SI Agreed WI Claim means an Agreed WI Claim that has not been paid as at the Second Instalment Payment Date.

SI Unagreed WI Claim means an Unagreed WI Claim as at the Second Instalment Payment Date.

Social Security Fund means any pension fund, unemployment insurance, medical insurance, occupational injury insurance, maternity insurance, trade union fees, the housing fund, the welfare fund, and any other social security funds so provided under the applicable Laws in the PRC or the competent authorities from time to time to which the relevant Group Members is obliged to make contributions for its employees.

Spot Rate means the rate determined in accordance with schedule 17.2.

Spot Rate Body means Citibank, N.A., Hong Kong Branch.

Structure Contracts means the agreements entered into between the Group Members and the Licence Companies and/or shareholders of the Licence Companies as more particularly described in schedule W6.4(d) of the Norman Warranty Deed.

Subscription Agreement means the subscription agreement entered into between, among others, Telstra, the Sellers and the Buyer on or about the date of this deed.

© Mallesons Stephen Jaques	Share Purchase Agreement	10

Taxation or Tax means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including Social Security Funds contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto.

Telstra means Telstra Holdings Pty Ltd (ACN 057 808 938), a company incorporated in Australia and having its registered office at Level 41, 242-282 Exhibition Street, Melbourne, VIC 3000, Australia.

Telstra Guarantee means the guarantee given by Telstra in respect of the obligations of the Buyer to pay the Second Instalment Cash Amount in accordance with this deed.

Unagreed WI Claim means any WI Claim that is not an Agreed WI Claim.

UNCITRAL Rules means the arbitration rules of the United Nations Commission on International Trade Law adopted on 28 April 1976 as in force at the date of this deed and as modified by this deed.

US Dollar Equivalent means the Renminbi amount converted into US dollars using the Spot Rate for the relevant Rate Calculation Date.

Warrantors means those persons sets out in schedule W1.1(a) of the Norman Warranty Deed.

WI Claim means any Claim by a WI Recipient:

(a)	against one or more Sellers under this deed;

(b)	against one or more Warrantors (as defined in the Norman Warranty Deed) under the Norman Warranty Deed; or

(c)	against the Covenantor (as defined in the Norman Tax Deed) under the Norman Tax Deed.

WI Recipient means either of Telstra and the Buyer, as the context requires.

1.2	References to certain general terms

Unless the contrary intention appears, a reference in this deed to:

(a)	(variations or replacements) a document (including this deed) includes any variation or replacement of it;

(b)	(clauses, annexures and schedules) a clause, annexure or schedule is a reference to a clause in or annexure or schedule to this deed;

(c)	(reference to statutes) a statute, ordinance, code or other Law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

© Mallesons Stephen Jaques	Share Purchase Agreement	11

(d)	(singular includes plural) the singular includes the plural and vice versa;

(e)	(person) the word “person” includes an individual, a firm, a body corporate, a partnership, joint venture, an unincorporated body or association, or any Government Agency;

(f)	(executors, administrators, successors) a particular person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(g)	(two or more persons) subject to clause 2.3(d), an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and each of them severally;

(h)	(jointly and severally) subject to clause 2.3(d), an agreement, representation or warranty on the part of two or more persons binds them jointly and each of them severally;

(i)	(dollars) United States dollars, dollars, US$ or $ is a reference to the lawful currency of the United States of America;

(j)	(Renminbi) Renminbi or RMB is a reference to the lawful currency of the PRC;

(k)	(calculation of time) a period of time dating from a given day or the day of an act or event, is to be calculated exclusive of that day;

(l)	(reference to a day) a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(m)	(accounting terms) an accounting term is a reference to that term as it is used in Accounting Standards;

(n)	(reference to a group of persons) subject to clause 2.3(d), a group of persons or things is a reference to any two or more of them jointly and to each of them severally;

(o)	(reference to subsidiaries) a company is a “subsidiary” of another company if that other company, directly or indirectly, through one or more subsidiaries:

(i)	holds a majority of the voting rights in it;

(ii)	is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body;

(iii)	is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting right in it; or

(iv)	has the right to exercise a dominant influence over it pursuant to its constitutional documents or pursuant to a control contract.

© Mallesons Stephen Jaques	Share Purchase Agreement	12

(p)	(meaning not limited) the words “include”, “including”, “for example” or “such as”, when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind; and

(q)	(time of day) time is a reference to Hong Kong time.

1.3	Next day

If an act under this deed to be done by a party on or by a given day is done after 6 pm on that day, it is taken to be done on the next day.

1.4	Next Business Day

If an event under this deed must occur on a stipulated day which is not a Business Day then the stipulated day will be taken to be the next Business Day.

1.5	Headings

Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of this deed.

2	Sale and purchase of Shares

2.1	Sale and purchase

Each Seller agrees to sell the Shares to the Buyer and the Buyer agrees to buy the Shares from the Sellers, on the terms and conditions of this deed.

2.2	Free from Encumbrance

(a)	The Shares must be transferred free from any Encumbrance and with all rights, including dividend rights, attached or accruing to them on and from the date of this deed.

(b)	The Consideration Shares must be validly issued, fully paid and non-assessable and will be free from any Encumbrance and with all rights, including dividend rights, attached or accruing to them on and from the date of this deed.

2.3	More than one seller

As “Sellers” comprise more than one person:

(a)	(references to “Shares”) references to “Shares” mean, in relation to each person, the shares in the Norman Company described opposite that person’s name in column 2 of schedule 2.3;

(b)	(simultaneous completion) the Buyer is not obliged to Complete unless each Seller Completes simultaneously;

© Mallesons Stephen Jaques	Share Purchase Agreement	13

(c)	(waiver of pre-emption rights) each Seller waives in favour of the Buyer any pre-emption or other rights which it has now or might otherwise have in respect of any of the Shares held by each other Seller;

(d)	(obligations and liability) notwithstanding any other clause, including without limitation, clause 1.2(g), 1.2(h) and 1.2(n), the obligations and liability of each Seller under this deed is several with the other Sellers; and

(e)	(payments) other than as provided for in this deed, any payment to be made by the Buyer to a Seller must be paid to the Sellers Representative (or as the Sellers Representative directs) which payment will constitute the full and proper discharge of any and all obligations of the Buyer to make such payment to that Seller.

3	Interconditionality

(a)	Completion under this deed is interdependent with and subject to:

(i)	the simultaneous completion of:

(A)	the Andy/Peter Acquisition; and

(B)	the Subscription Agreement,

in a manner that results in the share capital allocation set out in schedule Recital C of the Shareholders Agreement; and

(ii)	the continuing effectiveness or the coming into effect (as the case may be) of the other Norman Transaction Documents.

If the Andy/Peter Acquisition does not complete, then Completion is deemed not to have occurred under this deed.

(b)	If a party becomes aware of any circumstance that may result in Completion not occurring, that party must promptly, but in any event within 2 Business Days after so becoming aware, notify the other parties of such circumstance.

(c)	In respect of Completion:

(i)	the obligations of the parties under this deed (including in clause 4.2 (“Sellers’ obligations”) and 4.3 (“Buyer’s obligations”)) are interdependent; and

(ii)	unless otherwise stated, all actions required to be performed by a party at Completion are taken to have occurred simultaneously on the Completion Date.

© Mallesons Stephen Jaques	Share Purchase Agreement	14

4	Completion

4.1	Time and place of Completion

Subject to clause 3 (“Interconditionality”), Completion will take place at 10 am on the Completion Date at the offices of Mallesons Stephen Jaques, Solicitors, Unit 2925 South Tower, Beijing Kerry Centre, 1 Guang Hua Road, Chao Yang District, Beijing 100020, People’s Republic of China, or any other time and place agreed between the Sellers Representative and the Buyer.

4.2	Sellers’ obligations

On Completion, the Sellers must deliver to the Buyer, unless waived in writing by the Buyer:

(a)	(transfers and Share certificates) duly executed transfers in favour of the Buyer (or as it may direct) of all the Shares, the share certificates for the Shares and any consents which the Buyer reasonably requires to obtain registration of those transfers and an updated copy of the register of the shareholders of the Norman Company showing the Buyer as the holder of the Shares;

(b)	(Norman Transaction Documents) the counterparts of each of the Norman Transaction Documents to which any of the Sellers or the Warrantors are a party, duly executed by each Seller and Warrantor, as applicable;

(c)	(legal opinions) legal opinions in form and substance satisfactory to the Buyer and Telstra opining on, amongst other matters, the matters set out in schedule 4.2(c);

(d)	(Records and common seal) the:

(i)	certified true copies of:

(A)	registered agent certificates (if any);

(B)	registers of directors and charges (if any);

(C)	register of members of Norman Company evidencing ownership of the Shares in the names of the Sellers; and

(D)	the memorandum and articles of association,

of each Group Member; and

(ii)	the common seal (if any) and the chops identified in schedule 4.2(d), together with a certificate by the Chief Financial Officer of the Group that such seals and chops are all the seals and chops, including but not limited to company chop, finance chop and contract chop (if any), of each Group Member and are the genuine seals and chops of such Group Member;

© Mallesons Stephen Jaques	Share Purchase Agreement	15

(e)	(directors resolution) a certified copy of a resolution of directors of Norman Company resolving that the transfer of the Shares will be registered and instructing its registered agent to update the register of members of Norman Company;

(f)	(consent from Orchid Sellers) evidence reasonably satisfactory to the Buyer that the Orchid Sellers have

(i)	consented in writing to the matters and transactions contemplated by this deed and any ancillary documents;

(ii)	released the Group from all liability and obligations under or in respect of the Orchid Transaction Documents;

(g)	(Share in Union Tough) Lan Jiang has executed an instrument of transfer and bought and sold note to transfer his holding of one share in Union Tough Advertisement Limited to Norman Company;

(h)	(Recording share pledges) evidence reasonably satisfactory to the Buyer that all pledges over the equity interest in the Licence Companies have been recorded in the relevant company’s shareholders’ register; and

(i)	(Norman Company share issue) evidence reasonably satisfactory to the Buyer that:

(i)	the Norman Company has issued 164,077 ordinary shares in the capital of the Norman Company to Lan Jiang, each with a par value of US$0.0001;

(ii)	the Norman Company has issued 57,314 Series A-1 Convertible Preferred Shares in the capital of the Norman Company (and with such rights and obligations as described in the Articles) to New Access Capital International Limited, each with a par value of US$0.0001; and

(iii)	the Norman Company has issued 72,945 Series A-2 Convertible Preferred Shares in the capital of the Norman Company (and with such rights and obligations as described in the Articles) to New Access Capital International Limited, each with a par value of US$0.0001; and

(iv)	the Lansong & Li Restructure has been completed; and

(j)	(Cash balance) a certified copy of a bank statement from the Group or a certificate from the Chief Financial Officer of the Group stating that the Group has a cash balance at bank of at least RMB34 million and USD450,000.

© Mallesons Stephen Jaques	Share Purchase Agreement	16

4.3	Buyer’s obligations

On Completion the Buyer must:

(a)	(Pay) make payment to the Sellers in accordance with clause 5.1 (“Payment on Completion”) if the Sellers comply with clause 4.2 (“Sellers’ obligations”); and

(b)	(Norman Transaction Documents) unless waived in writing by the Sellers Representative, deliver to the Sellers Representative the counterparts of the Norman Transaction Documents to which any of the Sellers arc a party and to which either Telstra or the Buyer, or both, are a party, duly executed by Telstra, the Buyer or both Telstra and the Buyer, as the case may be;

(c)	(Legal opinion) deliver to the Sellers legal opinions in form and substance satisfactory to the Sellers Representative opining on, among other things, the due capacity, power and authority of the Buyer and Telstra to enter into and perform their respective obligations under this deed and other Norman Transaction Documents to which they arc a party and the due and valid issuance to each Seller of the Consideration Shares, being fully paid and free from Encumbrances;

(d)	(Memorandum and Articles of Association) deliver to the Sellers a copy of the Memorandum and Articles of Association of the Buyer in form and substance satisfactory to the Sellers Representative; and

(e)	(Resolutions) deliver a copy of director resolutions of the Buyer resolving that:

(i)	the issuance of the Consideration Shares be duly registered; and

(ii)	each of the Norman Directors (as defined in the Shareholders Agreement) be appointed to the board of directors of the Buyer effective on and subject to Completion.

4.4	Seals and chops

All seals and chops provided to the Buyer pursuant to clause 4.2(d)(ii), except as otherwise identified in schedule 4.2(d), will be held by an officer of the Group nominated by Telstra working during normal business hours on the premises of the Group, provided that such officer shall not unreasonably withhold consent to release such seals and chops to enable the Group to conduct its business in the ordinary course.

4.5	Best efforts

Each party must use all reasonable endeavours to satisfy clauses 4.2 and 4.3, including procuring performance by a third party. The parties must keep each other informed of any circumstances which may result in clauses 4.2 and 4.3 not being satisfied in accordance with its terms.

© Mallesons Stephen Jaques	Share Purchase Agreement	17

5	Payment of the Purchase Price

5.1	Payment on Completion

At Completion, the Buyer will:

(a)	pay to each Seller the First Instalment Cash Amount; and

(b)	issue, as fully paid, to each Seller the Consideration Shares (as set out in column 3 of schedule 2.3) and deliver share certificates for such shares to the Sellers Representative and an updated copy of the register of members of the Buyer showing each Seller as the holder of the Consideration Shares.

5.2	Accounts and Calculation Statement

(a)	The Buyer must procure that Norman Company prepare:

(i)	draft Accounts in accordance with the Accounting Standards; and

(ii)	a draft Calculation Statement,

within 30 Business Days of 31 December 2008.

(b)	The draft Accounts and Calculation Statement must promptly be provided by the Buyer to the Independent Auditor following their preparation, who will be instructed by the Buyer to provide:

(i)	an audit opinion to the Buyer and Sellers Representative that the Accounts have been prepared in accordance with the Accounting Standards; and

(ii)	a certification, in relation to the Calculation Statement, to the Buyer and the Sellers Representative, stating (among other things) that the Second Instalment Cash Amount has been calculated in accordance with clause 5.3 (“Calculation of Second Instalment Cash Amount”), within 20 Business Days after such draft Accounts and Calculation Statement arc provided to the Independent Auditor.

The Buyer must ensure that Norman Company provides the Independent Auditor with such reasonable access, assistance and facilities as it requires to audit the Accounts. The Buyer will bear the costs of preparing the Accounts and the Calculation Statement and the costs of the Independent Auditor.

5.3	Calculation of Second Instalment Cash Amount

(a)	If:

(i)	Actual EBITDA is 95% or more of Forecast EBITDA; and

(ii)	Actual Revenue is 95% or more of Forecast Revenue,

© Mallesons Stephen Jaques	Share Purchase Agreement	18

then the Second Instalment Cash Amount is the US Dollar Equivalent of RMB219,560,000. In all other circumstances, the Second Instalment Cash Amount is the US Dollar Equivalent of the amount calculated as follows:

Second Instalment Cash Amount = Y minus (X multiplied by Z),

provided that if the calculation results in:

(i) a negative number, then the Second Instalment Cash Amount is deemed to be zero; and

(ii) a number greater than the Maximum SI Amount, then the Second Instalment Cash Amount is deemed to be the Maximum SI Amount.

Where:

X: is the greater amount of:

(A)	(Forecast EBITDA - Actual EBITDA)
Forecast EBITDA

and

(B)	(Forecast Revenue - Actual Revenue)
Forecast Revenue

Y: is the Maximum SI Amount in aggregate of all the Sellers.

Z: is the Maximum Cash Amount in aggregate of all the Sellers.

(b)	Worked examples of the formula in clause 5.3(a) are provided in schedule 5.3(b).

5.4	Resolution of disputes on Accounts and Second Instalment Cash Amount

(a)	If the Sellers or the Buyer disagree with any item in the audited Accounts or the certified Calculation Statement, the Sellers Representative or the Buyer may, within 20 Business Days of the delivery of the audited Accounts and the certified Calculation Statement, refer the disagreement to the Independent Expert with the request that the Independent Expert make a decision on the disagreement as soon as practical after receiving any submissions from the Sellers Representative and the Buyer. Those submissions must be made in writing within 20 Business Days (or such other time as may be agreed) after the Independent Expert is appointed. A copy must be made available to each party.

(b)	Where no disagreement has been referred to the Independent Expert within 20 Business Days of the delivery of the audited Accounts and the certified Calculation Statement, the audited Accounts and the certified Calculation Statement are deemed to have been accepted by all parties.

© Mallesons Stephen Jaques	Share Purchase Agreement	19

(c)	The decision of the Independent Expert is, in the absence of manifest error, conclusive and binding on the parties for the purposes of resolving any disagreement in relation to the audited Accounts and determining Actual EBITDA, Actual Revenue and the calculation of the Second Instalment Cash Amount.

(d)	The costs of the Independent Expert will be borne by the losing party, or, if there is no one losing party, by the parties in the proportions decided by the Independent Expert in its absolute discretion. The Independent Expert will be appointed as an expert and not as an arbitrator. The procedures for determination arc to be decided by the Independent Expert in its discretion.

5.5	Payment of Second Instalment Cash Amount

Subject to clause 5.6 (“Breach of Shareholders Agreement or Structure Contracts”), the Buyer must, on a date (“Second Instalment Payment Date”) no later than 10 Business Days following the agreement or final determination of the Second Instalment Cash Amount (as the case may be), pay to each Seller their Relevant Portion of the Second Instalment Cash Amount (as calculated in the certified and agreed Calculation Statement) less:

(a)	the aggregate amount of any SI Agreed WI Claims in respect of that Seller; and

(b)	any SI Unagreed WI Claims in respect of that Seller.

For the avoidance of doubt, the amount of any SI Agreed WI Claim for a Seller is automatically set off against, and accordingly reduces, the Second Instalment Cash Amount for that Seller.

5.6	Breach of Shareholders Agreement or Structure Contracts

The payment of the Second Instalment Cash Amount in respect of a Seller in accordance with clause 5.5 is subject to:

(a)	such Seller not having committed by the Second Instalment Payment Date an Event of Default under the Shareholders Agreement, including without limitation clause 7.4 (“Restructure Plan”) of the Shareholders Agreement;

(b)	in respect of the Orchid Sellers, Aaron Wen Yu not being in material default under the Structure Contracts; and

(c)	in respect of Lansong & Li, the parties to the Structure Contracts (other than Norman Company, any Norman Subsidiaries or Aaron Wen Yu) not being in material default under them.

5.7	SI Unagreed WI Claim

(a)	If following the Second Instalment Payment Date, a SI Unagreed WI Claim in respect of a Seller becomes an Agreed WI Claim for that Seller, to the extent that the amount of the Agreed WI Claim is less than the amount that was deducted under clause 5.5(b) for the relevant SI Unagreed WI Claim, the Buyer must pay the difference between the SI Unagreed WI Claim amount and the corresponding Agreed WI Claim amount to such Seller.

© Mallesons Stephen Jaques	Share Purchase Agreement	20

(b)	If following the Second Instalment Payment Date, a SI Unagreed WI Claim in respect of a Seller:

(i)	is withdrawn by the Buyer; or

(ii)	ceases to be enforceable for any reason,

then the Buyer must pay the amount of the relevant SI Unagreed WI Claim that was deducted under clause 5.5(b) to such Seller.

5.8	Method of payment

Each payment referred to in this clause 5 (“Payment of the Purchase Price”) must be made by direct deposit of cleared funds to the credit of one or more bank accounts specified in writing by the Sellers Representative to the WI Recipients at least five (5) Business Days before the required payment date or such other method agreed by the parties.

5.9	Reduction in Purchase Price

Any payment paid to the Buyer under this deed is to be treated as an equal reduction in the Purchase Price for each Share.

6	Default

6.1	Failure by a party to Complete

If a party docs not Complete, other than as a result of default by any other party, the non-defaulting party may give the defaulting party notice requiring it to Complete within two (2) Business Days of receipt of the notice.

6.2	Specific performance or termination

If the defaulting party does not Complete within the period specified in clause 6.1 (“Failure by a party to Complete”) the non-defaulting party may choose either to proceed for specific performance or terminate this deed. In either case, the non-defaulting party may seek damages for the default.

6.3	Termination of agreement

If this deed is terminated then, in addition to any other rights, powers or remedies provided by Law:

(a)	each party is released from its obligations under this deed other than in relation to clauses 8 (“Confidential Information”) and 10 (“Costs”); and

(b)	each party retains the rights it has against any other party in connection with any breach or Claim that has arisen before termination.

A termination of this deed under this clause will not affect any other rights the parties have against one another at law or in equity.

© Mallesons Stephen Jaques	Share Purchase Agreement	21

7	Power of attorney

7.1	Seller appoints Buyer as attorney

(a)	Each Seller irrevocably appoints the Buyer to be its attorney from the Completion Date until the Shares are registered in the name of the Buyer to act, exercise and do all things set out in clause 7.1(b) below.

(b)	Pursuant to the appointment under clause 7.1 (a), the Buyer may do in the name of a Seller and on its behalf everything necessary or expedient, in the Buyer’s sole discretion, to:

(i)	transfer the Shares;

(ii)	exercise any rights, including rights to appoint a proxy or representative and voting rights, attaching to the Shares;

(iii)	receive any dividend or other entitlement paid or credited to the Seller in respect of the Shares; and

(iv)	do any other act or thing in respect of the Shares or Norman Company.

(c)	Each Seller declares that all acts and things done by the Buyer in exercising powers under this power of attorney will be as good and valid as if they had been done by such Seller and agree to ratify and confirm whatever the Buyer does in exercising powers under Ibis power of attorney.

(d)	Each Seller declares that this power of attorney of the Buyer is given for valuable consideration and is irrevocable from the date of this power of attorney until the Shares are registered in the name of the Buyer.

(c)	Pursuant to this power of attorney, the Buyer is expressly authorised to do any act as a result of which a benefit is conferred on it.

7.2	Buyer appoints Sellers Representative as attorney

(a)	The Buyer irrevocably appoints the Sellers Representative to be its attorney from the Completion Date until the Consideration Shares arc registered in the name of the relevant Sellers to act, exercise and do all things set out in clause 7.2(b) below.

(b)	Pursuant to the appointment under clause 7.2(b), the Sellers Representative may do in the name of the Buyer and on its behalf everything necessary or expedient, in the Sellers Representative’s sole discretion, to:

(i)	issue the Consideration Shares;

© Mallesons Stephen Jaques	Share Purchase Agreement	22

(ii)	exercise any rights, including rights to appoint a proxy or representative and voting rights, attaching to the Consideration Shares;

(iii)	receive any dividend or other entitlement paid or due in respect of the Consideration Shares; and

(iv)	do any other act or thing in respect of the Consideration Shares.

(c)	The Buyer declare that all acts and things done by the Sellers Representative in exercising the powers under this power of attorney will be as good and valid as if they had been done by the Buyer and agree to ratify and confirm whatever the Sellers Representative docs in exercising powers under this power of attorney.

(d)	The Buyer declares that this power of attorney of the Sellers Representative is given for valuable consideration and is irrevocable from the date of this power of attorney until the Consideration Shares are registered in the name of the relevant Sellers.

(c)	Pursuant to this power of attorney, the Sellers Representative is expressly authorised to do any act as a result of which a benefit is conferred on it or any of the Sellers.

8	Confidential Information

8.1	Confidential Information

No Confidential Information may be disclosed by the Receiving Party to any person except:

(a)	to Representatives of the Receiving Party or its Related Bodies Corporate requiring the information for the purposes of this deed; or

(b)	with the consent of the Disclosing Party; or

(c)	if the Receiving Party or its Related Bodies Corporate is required to do so by Law, a stock exchange or any regulatory authority; or

(d)	if the Receiving Party or its Related Bodies Corporate is required to do so in connection with legal proceedings relating to this deed.

8.2	Disclosure of Confidential Information

If the Receiving Party discloses Confidential Information under clause 8.1(a) or 8.1(b), the Receiving Party must use its reasonable endeavours to ensure that recipients of the Confidential Information do not disclose the Confidential Information except in the circumstances permitted in clause 8.1 (“Confidential Information”).

© Mallesons Stephen Jaques	Share Purchase Agreement	23

8.3	Use of Confidential Information

The Receiving Party must not use any Confidential Information, except for the purpose of performing its obligations under this deed or as otherwise required by operation of Law.

8.4	Buyer and Telstra not to use Sellers’ Confidential Information if purchase does not proceed

If for any reason the Buyer docs not proceed with the purchase of the Shares, the Buyer and Telstra may not disclose or use any Confidential Information disclosed to them or their Related Bodies Corporate or Representatives in connection with this deed or its subject matter.

8.5	Excluded Information

Clauses 8.1 (“Confidential Information”), 8.2 (“Disclosure of Confidential Information”); 8.3 (“Use of Confidential Information”) and 8.4 (“Buyer and Telstra not to use Sellers’ Confidential Information if purchase does not proceed”) do not apply to the Excluded Information.

8.6	Use and disclosure of information which is confidential to Group Member from Completion

On and from the Completion Date, all information which is confidential to a Group Member will be deemed to be the confidential information of the Buyer and Telstra for the purposes of this clause 8 (“Confidential Information”). The provisions of this deed will then apply to such information as though that information was disclosed by the Buyer or Telstra to the Sellers under or in connection with this deed. Such information will not be taken to be Excluded Information only because it was known to the Sellers, or any of them, immediately prior to Completion.

9	Announcements

9.1	Public announcements

Subject to clause 9.2 (“Public announcements required by Law”), no party may, on or after Completion, make or send a public announcement, communication or circular concerning the transactions referred to in this deed unless it has first obtained the written consent of each of the Buyer, Telstra and the Sellers Representative, which consent is not to be unreasonably withheld or delayed.

9.2	Public announcements required by Law

Clauses 8.1 (“Confidential Information”) and 9.1 (“Public announcements”) do not apply to a public announcement, communication or circular required by Law or a regulation of a stock exchange (whether in respect of a party or a Related Body Corporate of a party), if the party required to make or send it has:

(a)	provided the other party with sufficient notice to enable it to seek a protective order or other remedy; and

(b)	provided all assistance and co-operation that the other party considers necessary to prevent or minimise that disclosure.

© Mallesons Stephen Jaques	Share Purchase Agreement	24

10	Costs

The parties agree to pay their own legal and other costs and expenses in connection with the negotiation, preparation, execution and completion of this deed and of other related documentation.

11	Notices and other communications

11.1	Recipient

Notwithstanding anything else in this deed, all notices, certificates, consents, approvals, waivers and other communications in connection with this deed (each a “Notice”) that is to be provided to:

(a)	the Sellers may instead be provided to the Sellers Representative with instructions that the communication is to be directed to all Sellers or particular Sellers (as relevant); or

(b)	the Buyer, must also be provided to Telstra at the same time as it is provided to the Buyer.

11.2	Form

Unless expressly stated otherwise in this deed, all Notices must be:

(a)	in writing;

(b)	in English or accompanied by a certified translation into English; and

(c)	signed by the sender (if an individual) or an Authorised Officer of the sender.

11.3	Delivery

(a)	A Notice to the Buyer shall be sent with a copy to Telstra, marked for the attention of the following persons at the following addresses or such other persons or addresses as the Buyer or Telstra may notify to the other parties from time to time:

Sequel Limited

19/F, Zijin Tower

68 Wan Quan He Road

Hai Dian District

Beijing, 100086

People’s Republic of China

Attention: Chief Executive Officer

© Mallesons Stephen Jaques	Share Purchase Agreement	25

with a copy to:

Telstra Holdings Pty Ltd

Level 24, Unit 26-32 China World Tower 1

No 1 Jianguomenwai

Beijing 100004

People’s Republic of China

Fax: (+852) 2827 1163

Attention: Robert Rath

(b)	A Notice to Telstra shall be sent marked for the attention of the following person at the following address or such other person or address as Telstra may notify to the other parties from time to time:

Telstra Holdings Pty Ltd

Level 24, Unit 26-32 China World Tower 1

No 1 Jianguomenwai

Beijing 100004

People’s Republic of China

Fax: (+852) 2827 1163

Attention: Robert Rath

(c)	A Notice to the Sellers may instead by provided to the Sellers Representative pursuant to clause 11.1.

(d)	A Notice to Lansong & Li Limited shall be sent marked for the attention of the following person at the following address or such other person or address as Lansong & Li Limited may notify the parties from time to time:

Attention: (Lan Jiang

19/F, Zijin Tower

68 Wan Quan He Road

Haidian District

Beijing, 100086

People’s Republic of China

A Notice to Orchid Asia III, LP, Orchid Asia Co-Investment Limited and New Access Capital International Limited shall be sent marked for the attention of the following person at the following address or such other person or address as Orchid Asia III, LP, Orchid Asia Co- Investment Limited and New Access Capital International Limited may notify the parties from time to time:

Orchid Asia III, LP or Orchid Asia Co-Investment Limited (as applicable)

Suite 6110, 61F, The Centre

99 Queens Road Central

Hong Kong

Fax: (+852) 2115 8120

Attention: Gabriel Li

© Mallesons Stephen Jaques	Share Purchase Agreement	26

New Access Capital International Limited

Trinity Chambers

P.O. Box 4301

Road Town, Tortola

British Virgin Islands

(e)	Communications must be:

(i)	left at the address set out or referred to in this clause;

(ii)	sent by prepaid ordinary post (airmail if appropriate) to the address set out or referred to in this clause;

(iii)	sent by fax to the fax number set out or referred to in this clause; or

(iv)	given in any other way permitted by Law.

However, if the intended recipient has notified a changed address or fax number, then communications must be to that address or fax number.

11.4	When effective

Communications take effect from the time they are received or taken to be received under clause 11.5 (“When taken to be received”) (whichever happens first) unless a later time is specified.

11.5	When taken to be received

Communications are taken to be received:

(a)	if sent by post, three days after posting (or seven days after posting if sent from one country to another); or

(b)	if sent by fax, at the time shown in the transmission report as the time that the whole fax was sent.

11.6	Receipt outside business hours

Despite clauses 11.4 (“When effective”) and 11.5 (“When taken to be received”), if communications are received or taken to be received under clause 11.5 (“When taken to be received”) after 5.00pm in the place of receipt or on a non-Business Day, they are taken to be received at 9.00am on the next Business Day and take effect from that time unless a later time is specified.

© Mallesons Stephen Jaques	Share Purchase Agreement	27

12	Dispute Resolution and Arbitration

12.1	Reasonable endeavours

If any Dispute arises between the parties in connection with this deed, the parties shall use all reasonable endeavours to resolve the matter amicably.

12.2	Meeting

If a party gives the other parties written notice that a material Dispute has arisen and the parties are unable to resolve the Dispute within fifteen (15) days of service of the notice, then a meeting shall be held between:

(a)	the Sellers Representative, on behalf of the Sellers; and

(b)	Robert Rath, or an appropriate delegate, on behalf of any of the Buyer and Telstra.

12.3	Reference to arbitration

If either:

(a)	notwithstanding such meeting, the parties are unable to resolve the Dispute within thirty (30) days of service of the notice; or

(b)	no such meeting takes place for any reason within thirty (30) days of service of the notice,

then the Sellers Representative on behalf of the Sellers, or Telstra and the Buyer (acting jointly) shall be entitled to refer the Dispute to arbitration under this deed.

12.4	Arbitration rules

Subject to clauses 12.1 (“Reasonable endeavours”) to 12.3 (“Reference to arbitration”), any dispute other than a dispute for which this deed provides another means of resolution but including any question regarding its existence, breach, validity or termination (“Dispute”) shall be referred to and finally resolved by binding arbitration in Hong Kong under the UNCITRAL Rules and must be administered by the HKIAC in accordance with its practice rules and regulations, as the UNCITRAL Rules and the HKIAC practice rules and regulations may be amended by the rest of this clause 12 (“Dispute Resolution and Arbitration”).

12.5	Language of proceedings

The language to be used in the arbitration proceedings shall be English.

12.6	Place of arbitration

The place of arbitration shall be Hong Kong.

12.7	Constitution of the arbitral tribunal

There shall be three arbitrators, with the Sellers Representative on the one hand and the Buyer and Telstra on the other hand, each appointing one arbitrator. The arbitrators so appointed shall jointly appoint the third arbitrator, who shall preside as chairman. In the event that the two arbitrators cannot agree on the third arbitrator within ten (10) Business Days after they are appointed by the parties, the third arbitrator shall be appointed by the Chairman or Deputy Chairman of the HKIAC.

© Mallesons Stephen Jaques	Share Purchase Agreement	28

12.8	Qualifications of arbitrators

No person shall be nominated or appointed as an arbitrator under clause 12.7 (“Constitution of the arbitral tribunal”) unless that person has substantial experience of commercial disputes.

12.9	Arbitration award to be final and binding

The arbitration award shall be final and binding on the parties and the parties agree to be bound thereby and to act accordingly. The content, existence and award of any arbitral proceedings hereunder shall be confidential. The costs of arbitration and reasonable legal fees shall be borne by the losing party, unless otherwise determined by the arbitration award.

12.10	Enforcement of arbitration awards

Judgment upon any award rendered by the arbitral tribunal may be entered, and application for judicial confirmation or recognition or enforcement of the award may be made in any court of competent jurisdiction, and each of the parties hereto irrevocably submits to the jurisdiction of such court for purposes of enforcement of this clause 12 (“Dispute Resolution and Arbitration”) or for confirmation or recognition or enforcement of any award rendered by the arbitral tribunal in accordance with the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

13	Assignment

No party may assign or otherwise deal with its rights under this deed or allow any interest in them to arise or be varied, in each case without the consent of each of the other parties, which consent must not be unreasonably withheld or delayed.

14	Miscellaneous

14.1	Grossing-up of Payments

(a)	Where:

(i)	any payment is made to a party; or

(ii)	there is any reduction in the amount payable by Telstra under the P Notes delivered to the Buyer pursuant to the Subscription Agreement,

© Mallesons Stephen Jaques	Share Purchase Agreement	29

as a consequence of the operation of this deed (whether pursuant to an indemnity, compensation or reimbursement provision) and that sum or reduction is subject to a charge to Taxation in the hands of the recipient (or Telstra Corporation Limited), the sum payable (or the reduction) shall be increased to such sum or amount as will ensure that after payment of such Taxation (and after giving credit for any tax benefit available to the recipient (or Telstra Corporation Limited) in respect of the matter giving rise to the payment) the recipient (or Telstra Corporation Limited) shall be left with a sum or (in the ease of the P Note) amount owing equal to the sum that the recipient (or Telstra Corporation Limited) would have received or that would have been payable by it, in the absence of such a charge to Taxation. For the purposes of this clause 14.1, “tax benefit” means an amount by which the Taxation liability of the recipient is reduced, including without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise.

(b)	Where any sum constituting an indemnity, compensation or reimbursement to any party to this deed is paid to a person (“Payee”) other than the party to whom the sum is owed (the “Indemnitee”), but is treated as taxable in the hands of the Indemnitee, the payer shall promptly pay to the Indemnitee such sum as shall reimburse the Indemnitee for all Taxation suffered by it in respect of the payment (after giving credit for any tax benefit available to the Indemnitee in respect of the matter giving rise to the payment). Payer shall have no obligation to reimburse the Payee for any Taxation suffered by it in respect of the payment.

14.2	No warranties

Except as expressly set out in this deed and in the Norman Warranty Deed, each party acknowledges and agrees that it has undertaken its own diligence and satisfied itself as to all matters relevant to its entering into this deed and not relied on any other representations or warranty, express on implied, by any other party.

14.3	Conversion

(a)	All amounts due under, and all claims arising out of or pursuant to, this deed shall be payable and settled in US dollars only.

(b)	Unless otherwise set out in this deed or agreed by the parties, whenever payments or calculations to be made pursuant to this deed require the conversion or comparison of RMB and US Dollars, the exchange rate to be applied shall be the Spot Rate.

14.4	Discretion in exercising rights

A party may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions), unless this deed expressly states otherwise.

14.5	Partial exercising of rights

If a party does not exercise a right or remedy fully or at a given time, the party may still exercise it later.

© Mallesons Stephen Jaques	Share Purchase Agreement	30

14.6	No liability for loss

A party is not liable for any loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising a right or remedy under this deed.

14.7	Approvals and consents

By giving its approval or consent, a party does not make or give any warranty or representation as to any circumstance relating to the subject matter of the consent or approval.

14.8	Conflict of interest

The parties’ rights and remedies under this deed may be exercised even if this involves a conflict of duty or a party has a personal interest in their exercise.

14.9	Remedies cumulative

The rights and remedies provided in this deed are in addition to other rights and remedies given by Law independently of this deed.

14.10	Rights and obligations are unaffected

Rights given to the parties under this deed and the parties’ liabilities under it are not affected by anything which might otherwise affect them by Law.

14.11	Variation and waiver

A provision of this deed or a right created under it, may not be waived or varied except in writing, signed by the party or parties to be bound.

14.12	No merger

The undertakings and indemnities in this deed do not merge and are not extinguished on Completion and will survive after Completion.

14.13	Indemnities

The indemnities in this deed are continuing obligations, independent from the other obligations of the parties, or any of them, under this deed and continue after this deed ends. It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity under this deed.

Each Orchid Seller’s total Liability for Loss under this deed or its subject matter is limited in aggregate to the sum of the First Instalment Cash Amount and the Second Instalment Cash Amount payable to such Orchid Seller.

14.14	Further steps

Each party agrees, at its own expense, to do anything the other party asks (such as obtaining consents, signing and producing documents and getting documents completed and signed):

(a)	to bind itself and any other person intended to be bound under this deed;

© Mallesons Stephen Jaques	Share Purchase Agreement	31

(b)	to give full effect to the provisions of this deed and the transaction contemplated by it; and

(c)	to show whether it is complying with this deed.

14.15	Entire agreement

This deed, together with the other Norman Transaction Documents and schedules and exhibits hereto and thereto, constitute the entire agreement of the parties about its subject matter and supersedes all previous agreements, understandings and negotiations on that subject matter.

14.16	Construction

No rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of, or seeks to rely on, this deed or any part of it.

15	Governing Law, jurisdiction and service of process

15.1	Governing Law

(a)	This deed is governed by the Law in force in Hong Kong.

(b)	Each party submits to the non-exclusive jurisdiction of the courts of Hong Kong to support and assist the arbitration process pursuant to clause 12 (“Dispute Resolution and Arbitration”), including if necessary the grant of interlocutory relief pending the outcome of that process.

15.2	Serving documents

Without preventing any other method of service, any document in an Action may be served on a party by being delivered to or left at that party’s address in the Details or, in the ease of the Sellers, with its Process Agent.

15.3	Appointment of Process Agent

Each party:

(a)	appoint the following persons as their respective process agents to receive any document in an Action in connection with this deed:

In the case of Lansong & Li Limited

Care of: Union Tough Advertising Limited

Unit 503, 5/FL Silvercord

Tower 2, 30 Canon Road

Tsim Sha Tsui, Kowloon

Hong Kong

© Mallesons Stephen Jaques	Share Purchase Agreement	32

Attention: (Lan Jiang)

In the case of Orchid Asia III, LP and Orchid Asia Co-Investment Limited:

Orchid Asia III, LP or Orchid Asia Co-Investment Limited (as applicable)

Suite 6110, 61F, The Centre

99 Queens Road Central

Hong Kong

Fax: (+852) 2115 8120

Attention: Gabriel Li

In the case of New Access Capital International Limited:

New Access Capital International Limited

Room 1505, 15th Floor

World-wide House

19 Des Voeux Road Central, Hong Kong

In the case of Telstra and the Buyer:

Sequel Limited or Telstra Holdings Pty Ltd as applicable

Care of: Mallesons Stephen Jaques

37th Floor

Two International Finance Centre

8 Finance Street

Hong Kong

Attention: Simon Milne/Hayden Flinn

(“Process Agent”); and

(b)	agree that the service of documents on the Process Agent or any other person appointed under this clause 15.3 (“Appointment of Process Agent”) will be sufficient service on it.

If for any reason the Process Agent ceases to be able to act as process agent, each party must promptly appoint another person in Hong Kong as process agent.

16	Counterparts

This deed may be executed in counterparts. All counterparts when taken together are to be taken to constitute one instrument.

EXECUTED as a deed.

© Mallesons Stephen Jaques	Share Purchase Agreement	33

Share Purchase Agreement

Schedule 1.1 - Sellers’ details

Sellers	Address	Fax

Orchid Asia III, LP	P.O. Box 908GT, Walkers SPV Limited, Grand Cayman, Cayman Islands	(+852) 2115 8120

Orchid Asia Co-Investment Limited	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands	(+852) 2115 8120

New Access Capital International Limited	P.O. Box 4301, Trinity Chambers, Road Town, Tortola, British Virgin Islands	(+86) 21 5289 5210

Lansong & Li Limited	PO Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands	(+86) 10 8265 7346

© Mallesons Stephen Jaques	Share Purchase Agreement	34

Share Purchase Agreement

Schedule 2.3 - Sellers, Shares and the Consideration

(1)	(2)	(3)	(4)	(5)	(6)	(7)
Sellers	No of Shares held by the Sellers	No. of Consideration Shares to be issued to the Sellers on Completion (ordinary shares)	First Instalment Cash Amount to be paid to the Sellers on Completion (RMB)	Maximum SI Amount (RMB)	Maximum Cash Amount (RMB)	Relevant Portion (%)
Orchid Asia III, LP	2,192,308 Series A-1 Convertible Preferred Shares	52,457	57,206,236	38,137,490	95,343,726	17.37%
Orchid Asia Co-Investment Limited	115,384 Series A-1 Convertible Preferred Shares	2,761	3,010,838	2,007,225	5,018,063	0.91%
New Access Capital International Limited	76,545 Series A-1 Convertible Preferred Shares 72,945 Series A-2 Convertible Preferred Shares	3,577	3,900,802	2,600,535	6,501,337	1.18%
Lansong & Li Limited	10,164,077 ordinary shares	243,205	265,222,124	176,814,750	442,036,874	80.53%

Total	12,621,258	302,000	329,340,000	219,560,000	548,900,000	100%

© Mallesons Stephen Jaques	Share Purchase Agreement	35

Share Purchase Agreement

Schedule 4.2 - Subsidiaries and Licence Companies

Part A - Norman Subsidiaries:

Name of Norman Subsidiary	Company Number	Place of incorporation	Registered office	Issued capital	Registered shareholders

Union Tough Advertisement Limited	803493	Hong Kong	Unit 503, 5/FL Silvercord, Tower 2, 30 Canon Road, Tsim Sha Tsui, Kowloon, Hong Kong	HKD10,000	(Norstar Advertising Media Holdings Limited) (Lan Jiang)

(Beijing Gold Norstar Information Technology Limited)	100004102 88866	Beijing, PRC	315, No. 2 Building, 10 Xinghuo Road, Science Town, Fengtai District, Beijing	USD4,500,000	(Norstar Advertising Media Holdings Limited)

Part B - Licence Companies:

Name of Licence Companies	Company Number	Place of incorporation	Registered office	Issued capital	Registered shareholders

(Beijing Haochen Network Information Technologies Limited)	110108009 517445	Beijing, PRC	1807, Zijin Building, 8 Zijin Zhuangyuan, 68 Wan Quanhe Road, Haidian District, Beijing	RMB1,000,000	(Lan Jiang) (Wen Yu) (Li Dongsheng) (Song Gang)

© Mallesons Stephen Jaques	Share Purchase Agreement	36

Name of Licence Companies	Company Number	Place of incorporation	Registered office	Issued capital	Registered shareholders

(Lianhe Shangqing (Beijing) Advertisement Limited)	110108239 3976	Beijing, PRC	B4-1, Qian Jiang Business Building, B 12, 47 West North Third Ring Road, Haidian District, Beijing	RMB1,500,000	(Lan Jiang) (Wen Yu) (Li Dongsheng) (Song Gang)

(Lianhe Shangqing (Beijing) Advertisement Limited, Shanghai Branch)	310104201 23279000	Shanghai	905, 80 Caobao Road, Shanghai	N/A	N/A

(Lianhe Shangqing (Beijing) Advertisement Limited, Guangzhou Branch)	440106202 9661	Guangzhou	10, 13th Floor, Renfeng Building A, 490 Tianhe Road, Tianhe District, Guangzhou	N/A	N/A

(Haochen Shidai (Beijing) Advertisement Limited)	021524	Beijing, PRC	305 No. 9 Building, 68 Wan Quan He Road, Haidian District, Beijing	USD300,000	(Lianhe Shangqing (Beijing) Advertisement Limited) (Union Tough Advertisement Limited)

© Mallesons Stephen Jaques	Share Purchase Agreement	37

Share Purchase Agreement

Schedule 4.2(c) - Legal Opinions

Legal opinion

Matters to be covered include but are not limited to:

(a)	in the case of Lansong & Li Limited, Lan Jiang, Song Gang and Li Dongsheng:

(i)	the due capacity, power and authority of each of them to enter into and to perform their respective obligations under this deed and the other Norman Transaction Documents to which they are a party;

(ii)	the enforceability of the Structure Contracts and their compliance with PRC Law;

(iii)	all approvals, authorisations, filings, registrations etc of each PRC Subsidiary are duly issued and in effect;

(iv)	the business licences of each PRC Subsidiary are in full force and effect;

(v)	all licences required for ownership or lease of property owned or used by PRC Subsidiaries and in full force and effect;

(vi)	no notice has been received from any Government Agency that any licences or approvals will be revoked or not renewed;

(vii)	no PRC Subsidiary is in breach of any Laws or of any approvals or licences;

(viii)	each PRC Subsidiary has good and marketable title its assets;

(ix)	there are no actions, suits or administrative proceedings by or before any Government Agency, in respect of any PRC Subsidiary;

(x)	no winding up steps have been taken in respect of any PRC Subsidiary;

(xi)	each PRC Subsidiary has paid all its taxes;

(xii)	no PRC Subsidiary enjoys any right of immunity; and

(xiii)	the choice of Laws of each of the Norman Transaction Documents and this deed is a valid choice of Laws under PRC Law.

(b)	in the case of all other Sellers and Warrantors:

(i)	the due capacity, power and authority of such Seller or Warrantor to enter into and to perform their respective obligations under this deed and the other Norman Transaction Documents to which they are a party; and

(ii)	the choice of Laws of each of the Norman Transaction Documents and this deed is a valid choice of Laws under the Laws in which such Seller or Warrantor is incorporated in.

© Mallesons Stephen Jaques	Share Purchase Agreement	38

Schedule 4.2(d) - Seals and chops

11001085300059616528
821411711408091001
804111711408091001
137191516010003282
804114931208093014
804114931208092001
1917660821101
804119176608092001
804119176608092001
804119176608093014
804118723708091001
3602013409200297384
3602098609200054057
3602098609000899533
315-8000583-66
1001228109006631045
316638-03000108692
08385408211001

© Mallesons Stephen Jaques	Share Purchase Agreement	39

804108385408091001
804115278508091001
10696808213001
804110696808091001
694-1-82726200
NORSTAR ADVERTISING MEDIA HOLDINGS LIMITED	3437230411

NORSTAR ADVERTISING MEDIA HOLDINGS LIMITED

© Mallesons Stephen Jaques	Share Purchase Agreement	40

Share Purchase Agreement

Schedule 5 - EBITDA

EBITDA means earnings before interest, tax, depreciation and amortisation and will be calculated using the profit and loss statement included in the audited financial statements of the Group.

The audit of the Management Accounts prepared for the purposes of the calculation of the EBITDA will be conducted in accordance with the Accounting Standards. For clarity:

(a)	all revenues and expenses should be presented in accordance with accrual accounting concepts;

(b)	expenses for Social Security Funds should be calculated from 1 January 2008 in accordance with PRC regulations;

(c)	business tax should be calculated on the assumption that all net profits have been transferred from the Licence Companies to the PRC Subsidiaries under the Structure Contracts from 1 January 2008 for the purposes of the calculation, even if they have not in fact been so transferred;

(d)	all capital expenditure should be capitalised and depreciated appropriately in accordance with the Accounting Standards; and

(e)	the acquisition of the “chinaunix” website and ancillary assets should be treated as a capital purchase, except for any portion of the acquisition price which relates to the ongoing operating expenses of the “chinaunix” website and ancillary assets.

The parties also agree that the following specific items will be excluded from the calculation of EBITDA for the purposes of this calculation:

(i)	audit fees incurred in relation to the preparation of the completion accounts at the request of Telstra for the year ended 30 June 2008;

(ii)	salary and wages for Sensis finance team members seconded to the Group during the period from the Completion Date up to 31 December 2008;

(iii)	reasonable legal and accounting fees incurred by the Group in relation to Telstra’s investment; and

(iv)	RMB100,000 donation made by the Group to the Chinese earthquake victims relief fund.

© Mallesons Stephen Jaques	Share Purchase Agreement	41

Share Purchase Agreement

Schedule 5.3(b) - Worked Examples (Second Instalment Cash Amount)

Example 1:

Assumptions:

•	Forecast EBITDA = 100

•	Actual EBITDA = 80

•	Forecast Revenue = 200

•	Actual Revenue= 140

•	Y or the Maximum SI Amount = 80

•	Z or the Maximum Cash Amount = 200

Calculation of X:

The greater of (A) and (B) below is 0.3.

(A)	(100 -80)	= 0.2
100

OR

(B)	(200 - 140)	= 0.3
200

Calculation of Second Instalment Cash Amount:

Second Instalment Cash Amount	= Y - (X multiplied by Z)
= 80 - (0.3 x 200)
= 20

© Mallesons Stephen Jaques	Share Purchase Agreement	42

Example 2:

Assumptions:

•	Forecast EBITDA = 100

•	Actual EBITDA = 50

•	Forecast Revenue = 200

•	Actual Revenue = 120

•	Y or the Maximum SI Amount = 80

•	Z or the Maximum Cash Amount = 200

Calculation of X:

The greater of (A) and (B) below is 0.5.

(A)	(100 -50)	= 0.5
100

OR

(B)	(200 - 120)	= 0.4
200

Calculation of Second Instalment Cash Amount:

Second Instalment Cash Amount	= Y - (X multiplied by Z)
= 80 - (0.5 x 200)
= - 20

As - 20 is a negative number, the Second Instalment Cash Amount is deemed to be zero (0).

© Mallesons Stephen Jaques	Share Purchase Agreement	43

Example 3:

Assumptions:

•	Forecast EBITDA = 100

•	Actual EBITDA = 120

•	Forecast Revenue = 200

•	Actual Revenue = 240

•	Y or the Maximum SI Amount = 80

•	Z or the Maximum Cash Amount = 200

Calculation of X:

The greater of (A) and (B) below is negative 0.2.

(A)	(100 - 120)	= - 0.2
100

OR

(B)	(200 - 240)	= - 0.2
200

Calculation of Second Instalment Cash Amount:

Second Instalment Cash Amount	= Y - (X multiplied by Z)
= 80 - (-0.2 x 200)
= 120

As 120 is greater than the Maximum SI Amount of 80, the Second Instalment Cash Amount is deemed to be the Maximum SI Amount of 80.

© Mallesons Stephen Jaques	Share Purchase Agreement	44

Share Purchase Agreement

Schedule 17.1(d) - Worked Examples (Grossing- up of Payments)

Assumptions:

•	Claim by Buyer under SPA that becomes a finally determined claim for $100.

•	Sellers hold 30% stake in Buyer.

Gross up:

Pursuant to clause 17.1 (c) of the SPA, Sellers pay to the Buyer:

$100	÷(	1-0.3)	= $142.86
100

Where:

$100 = Claim amount

0.3 = Sellers’ equity stake in the Buyer

Result:

Of this $142.86, the Seller, through its equity stake in the Buyer benefits 30% (i.e. $42.86 is apportioned to the Seller’s 30% stake and the remaining $100 is apportioned to the other shareholders).

In this way the other shareholders are each made whole for the dilutive effect of the Seller’s equity stake.

Share Purchase Agreement

Share Purchase Agreement

Schedule 17.2 - Spot Rate

1.1	Spot Rate

The “Spot Rate” for each Rate Calculation Date, means a rate determined by the Spot Rate Body in good faith as follows:

(a)	the RMB/US dollar official fixing rate, expressed as the amount of Renminbi per one US dollar, reported by the People’s Bank of China which appears on the Reuters Screen “SAEC” Page opposite the symbol “USDCNY” page at or about 9:15 am (Beijing time) on the Rate Calculation Date; or

(b)	if the spot rate normally reported by the People’s Bank of China (as appears on the Reuters Screen “SAEC” Page opposite the symbol “USDCNY” page) is not available, the spot rate determined by the Spot Rate Body after following the process set out in section 2 below.

1.2	Process if no SAEC Page

(a)	The Spot Rate Body must request the Beijing office of each of the Reference Dealers to provide a quotation of what the specified screen rate would have been had it been published, reported or available for the Rate Calculation Date, based upon each Reference Dealer’s experience in the foreign exchange market for Renminbi and general activity in such market on the Rate Calculation Date.

(b)	The quotations used to determine the Spot Rate for a Rate Calculation Date will be determined in each case for such Rate Calculation Date, and will be requested at 9:15 a.m. (Beijing time) on such Rate Calculation Date or as soon as practicable after it is determined that the specified screen rate was not available.

(c)	If four quotations are provided, the rate for a Rate Calculation Date will be the arithmetic mean of the rates, without regard to the rates having the highest and lowest value. For this purpose, if more than one quotation has the same highest value or lowest value, then the rate of only one of such quotations shall be disregarded. If two or three quotations are provided, the rate for a Rate Calculation Date will be the arithmetic mean of the rates provided. If fewer than two quotations are provided, the exchange rate for the Rate Calculation Date as shall be determined by the Spot Rate Body in good faith.

1.3	Binding nature of decisions by Spot Rate Body

All notifications, opinions, determinations, certificates, calculations, quotations and decisions given, expressed, made or obtained for the purposes of this deed, whether by the Reference Dealers (or any of them) or the Spot Rate Body, will (in the absence of wilful default, bad faith or manifest error) be binding on the parties to this deed.

Share Purchase Agreement

Share Purchase Agreement

Signing page

DATED: 27 June 2008

SIGNED, SEALED AND	)
DELIVERED by	)
)
as attorney for	)
)
)
Sequel Limited under power of	)
attorney dated 26 June 2008)
)
in the presence of:	)	By executing this deed the attorney states that the attorney has received no notice of revocation of the power of attorney
)
)
)
Signature of witness	)

Name of witness (block letters)

SIGNED, SEALED AND	)
DELIVERED by	)
)
as attorney for	)
)
)
Telstra Holdings Pty Ltd under	)
power of attorney dated	)
26 June 2008)
in the presence of:	)
	)	By executing this deed the attorney states that the attorney has received no notice of revocation of the power of attorney
)
)
Signature of witness	)

Name of witness (block letters)		Position of attorney

SIGNED, SEALED AND	)
DELIVERED by	)
)
)

as attorney for	)
)
Orchid Asia Group Management,	)
Limited	)
)
as the General Partner on behalf of	)
OAIII Holdings, L.P.	)	By executing this deed the attorney states that the attorney has received no notice of revocation of the power of attorney
)
as the General Partner on behalf of	)
Orchid Asia III, L.P, under power of	)
attorney dated June 25, 2008

in the presence of:

Signature of witness

Name of witness (block letters)

SIGNED, SEALED AND	)
DELIVERED by	)
)
as attorney for	)
)
)
Orchid Asia Co-Investment	)
Limited under power of attorney	)
dated June 25, 2008)
)
in the presence of:	)	By executing this deed the attorney states that the attorney has received no notice of revocation of the power of attorney
)
)
)
Signature of witness

Name of witness (block letters)

SIGNED, SEALED AND	)
DELIVERED by	)
)
as attorney for	)
)
)
New Access Capital International	)
Limited under power of attorney	)
dated	)
)
in the presence of:	)	By executing this deed the attorney states that the attorney has received no notice of revocation of the power of attorney
)
)
)
Signature of witness

Name of witness (block letters)

SIGNED, SEALED AND	)
DELIVERED by	)
)
as attorney for	)
)
)
Lansong & LI Limited under power	)
of attorney dated	)
)
in the presence of:	)
	)	By executing this deed the attorney states that the attorney has received no notice of revocation of the power of attorney
)
)
Signature of witness	)

Name of witness (block letters)

SIGNED, SEALED AND	)
DELIVERED by	)
)
as attorney for	)
)
)
New Access Capital International	)
Limited under power of attorney	)
dated	)
)
in the presence of:	)	By executing this deed the attorney states that the attorney has received no notice of revocation of the power of attorney
)
)
)
Signature of witness

Name of witness (block letters)

SIGNED, SEALED AND	)
DELIVERED by	)
)
as attorney for	)
)
)
Lansong & LI Limited under power	)
of attorney dated June 25, 2008)
)
in the presence of:	)
	)	By executing this deed the attorney states that the attorney has received no notice of revocation of the power of attorney
)
)
Signature of witness	)

Name of witness (block letters)